Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form 8-K/A of CommScope, Inc. to be incorporated by reference in CommScope, Inc.’s Registration Statement No. 333-134815 on Form S-3 and Registration Statement Nos. 333-39072, 333-54017, 333-33555, 333-29725, 333-90186, 333-116695, 333-134207 and 333-148380 on Forms S-8 of our reports dated November 16, 2007, with respect to the consolidated financial statements and schedule of Andrew Corporation and the effectiveness of internal control over financial reporting of Andrew Corporation included in its Annual Report (Form 10-K) for the year ended September 30, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois
January 25, 2008